ADDENDUM TO THE

CHANGE IN CONTROL SEVERANCE AGREEMENT

Amended and Restated

THIS ADDENDUM (“Addendum”) TO THE CHANGE IN CONTROL SEVERANCE AGREEMENT, AS AMENDED AND RESTATED (“Agreement”), dated the 16th day of December 2007, by and between Irwin Bank (the “Bank”), IBT Bancorp, Inc. (“Parent”) and Charles G. Urtin (the “Employee”) is entered into as of December 31, 2007 by and among the Bank, S&T Bancorp, Inc. (“ST”) and the Employee.

WHEREAS, the Employee is currently employed by the Bank as President and is experienced in certain phases of the business of the Bank; and

WHEREAS, ST contemplates merging with the Parent and the Bank in conjunction with the Agreement and Plan of Merger (“Merger Agreement”) by and between ST and IBT, dated December 16, 2007 (“Merger”); and

WHEREAS, the parties desire by this writing to set forth certain modifications to the Agreement as set forth in this Addendum.

NOW, THEREFORE, as of December 31, 2007, it is AGREED between the Bank, Parent, ST and the Employee, as follows:

1.         The Bank, Parent, the Employee and S&T agree that, subject to the Employee continuing to serve as President of the Bank until the Effective Date (as defined in the Merger Agreement), the Bank shall pay the Employee the amount specified at 3(a) of the Agreement (less any Code Section 280G reductions required in accordance with Section 3(a) of the Agreement and less any applicable payroll tax withholding) as of the Effective Date, but not later than December 31, 2008, without regard to any actual termination of employment of the Employee as of or after the Effective Date or notice of termination. Upon the Bank making such payment to the Employee, the Agreement will be terminated (notwithstanding anything to the contrary in the Agreement) and no other payments shall be made to the Employee pursuant to the Agreement and the Employee shall not be entitled to any severance payments or severance benefits from Parent or the Bank, other than medical and dental insurance to the extent provided for pursuant to the terms of the Medical Insurance Continuation Agreement, dated February 21, 2006, by and between the Bank and the Employee (the “Medical Continuation Agreement”). The parties hereto agree that notwithstanding anything to the contrary in the Medical Continuation Agreement, any medical and dental coverage required to be provided under such agreement may, in the discretion of S&T and the Bank, be provided through any medical or dental plan or policy designated by S&T or the Bank that provides substantially equivalent benefits. Employee agrees that this Addendum shall constitute a valid amendment to the Medical Continuation Agreement and that he will not exercise any stock options covering Parent stock prior to January 1, 2008.

2.         Except as otherwise set forth herein, the Agreement shall remain in full force and effect as otherwise written.

IN WITNESS WHEREOF, the parties have executed this Agreement on December __, 2007.

Irwin Bank

ATTEST:	By:

/s/ Robert A. Bowell	/s/ Raymond G. Suchta
Secretary

IBT Bancorp, Inc.

ATTEST:	By:

/s/ Robert A. Bowell	/s/ Raymond G. Suchta
Secretary

WITNESS:

/s/ Margaret P. O’Neal	/s/ Charles G. Urtin
Charles G. Urtin, Employee

S&T Bancorp, Inc.

ATTEST:	By:

/s/ Julie I. Zolocsik	/s/ James C. Miller
Assistant Secretary	Chairman and CEO